Exhibit 99.1

Cooper Industries
P.O. Box 4446
Houston, Texas 77210-4446

News Release

For Immediate Release

For information contact:
Dan Swenson
Vice President, Investor Relations
Cooper Industries
713-209-8484
dan.swenson@cooperindustries.com

Cooper Industries Announces Acquisition of Martek Power

Acquisition expands power conversion applications to key vertical and geographic markets

Dublin, Ireland, July 28, 2011 – Cooper Industries plc (NYSE: CBE) today announced the acquisition of Martek Power (“Martek”), a manufacturer of power electronic components for approximately €130 million (inclusive of assumed debt). Martek specializes in the manufacture of highly specialized power management devices for the military, heavy-duty transportation, aerospace, medical, telecom and hybrid/electrical vehicle markets. Martek will become part of the Cooper Bussmann division of Cooper Industries.

“The acquisition of Martek provides a significant strategic expansion of Cooper Bussmann’s portfolio of power electronic and power conversion applications. The addition of Martek will take our current strength in power management for the military/aerospace and North American transportation markets and extend it into key verticals such as medical, telecom, data storage, European transportation and the high growth hybrid/electrical vehicle markets.” said Cooper Industries Chairman and Chief Executive Officer Kirk S. Hachigian. “Additionally, Martek’s proven R&D capabilities in industrial and mission critical power managementapplications which combined with Bussmann’s expertise will expand our capabilities to deliver advanced power management solutions to a large universe of customers with high-reliability needs.”

Mr. Hachigian concluded, “Martek provides a key addition to our acquisition growth strategy for the Bussmann Transportation portfolio, bringing that business to $220 million in annual revenues. And with a customer base balanced across North America and Europe, Martek will strengthen Transportation’s presence within each of those geographic markets.”

About Cooper Bussmann

Cooper Bussmann, the industry leader in critical circuit protection, power management and electrical safety, is a division of Cooper Industries (NYSE: CBE), and is headquartered in St. Louis, Missouri, USA. The company is committed to the development, manufacturing and marketing of innovative circuit and power electronics protection and power management products; and provides engineering, training and testing services globally for the electrical, electronics and transportation industries. The company provides superior brands, including Cooper Bussmann® circuit protection products and services, Coiltronics® magnetics, and OMNEX Trusted Wireless® systems. Additional information about Cooper Bussmann is available online at www.cooperbussmann.com.

About Cooper Industries

Cooper Industries plc (NYSE: CBE) is a global electrical products manufacturer with 2010 revenues of $5.1 billion. Founded in 1833, Cooper’s sustained success is attributable to a constant focus on innovation, evolving business practices while maintaining the highest ethical standards, and meeting customer needs. The Company has seven operating divisions with leading market positions and world-class products and brands including: Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. In 2010 fifty-nine percent of total sales were to customers in the industrial and utility end-markets and thirty-nine percent of total sales were to customers outside the United States. Cooper has manufacturing facilities in 23 countries as of 2011. For more information, visit the website at www.cooperindustries.com.

Statements in this news release are forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding future revenues, costs and expenses, earnings, earnings per share, margins, cash flows, dividends and capital expenditures. Important factors which may affect the actual results include, but are not limited to, political developments, market and economic conditions, changes in raw material, transportation and energy costs, industry competition, the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans and cost control and productivity improvement programs, the ability to develop and introduce new products, the magnitude of any disruptions from manufacturing rationalizations, changes in mix of products sold, mergers and acquisitions and their integration into Cooper, the timing and amount of any stock repurchases by Cooper, changes in financial markets including currency exchange rate fluctuations, changing legislation and regulations including changes in tax law, tax treaties or tax regulations.

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